Exhibit 5

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 Fax 414-273-5198 www.gklaw.com

July 21, 2011

Modine Manufacturing Company
1500 DeKoven Avenue
Racine, Wisconsin 53403

Ladies and Gentlemen:

We have acted as your counsel in connection with the issuance by Modine Manufacturing Company, a Wisconsin corporation (the “Company”), of up to 3,250,000 additional shares of common stock, $0.625 par value per share (the “Shares”), pursuant to the Modine Manufacturing Company 2008 Incentive Compensation Plan, as amended and restated effective May 18, 2011 (the “Plan”), as described in the Company’s Prospectus dated July 21, 2011 (the “Prospectus”) relating to the Company’s Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about July 21, 2011 (the “Registration Statement”).

We have examined:  (a) the Plan, the Prospectus and the Registration Statement, (b) the Company’s Restated Articles of Incorporation and By-Laws, each as amended to date, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WI, WASHINGTON DC, AND SHANGHAI PRC

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